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TO BUSINESS EDITOR:

                Diplomat Corporation Completes Magram Acquisition

     STONY POINT, N.Y. February 24, /PRNewswire/ -- Diplomat Corporation (Nasdaq: DIPL) ("Diplomat") is pleased to announce that it has completed the acquisition of Lew Magram, Ltd. ("Lew Magram"). Under the acquisition agreement, Diplomat issued 95,000 shares of its Series D Preferred Stock, which is convertible into 3,166,667 shares of common stock to the stockholders of Lew Magram Lew Magram, Ltd. is a direct mail cataloger of women's fashion clothing, founded approximately 50 years ago with net sales in excess of $50 million for the most recent fiscal year. Lew Magram's top management has been retained under long term employment contracts.

     Diplomat previously announced its acquisition of substantially all of the assets of Jean Grayson's Brownstone Studio, Inc. ("Brownstone"). Brownstone sells upscale women's fashions by mail order to the more mature audience. Brownstone's operations have been consolidated into Lew Magram's Teaneck, New Jersey and New York, facilities.

     Jonathan Rosenberg, President of Diplomat, said "The transaction fits well into our long-term direct response strategy while presenting operational opportunities."

     Erv Magram, President of Lew Magram, Ltd., commented, "We are delighted to be joining the Diplomat family, and look forward to mutual growth and combined efficiencies."

     Diplomat, through its operations in Stony Point, New York, manufactures and wholesales infant accessories under the Ecology Kids brand, and sells through the Biobottoms catalog, a wholly owned subsidiary in Petaluma, California, infants and pre-teen clothing, outerwear and accessories under its Biobottoms and Fresh Air Wear brand names.

     This Press Release contains forward-looking statements, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors.

SOURCE      Diplomat Corporation
-0-                 02/24/98
 /CONTACT: Jonathan Rosenberg, President of Diplomat Corporation, 914-786-5552/